EXHIBIT 99(h)(7)

AMENDMENT NUMBER 2 TO ADMINISTRATION AGREEMENT

This Amendment Number 2 to the Administration Agreement (the “Amendment”) is made as of January 9, 2014 and effective as of June 1, 1995, by and between The Lazard Funds, Inc. (the “Fund”), a Maryland corporation, and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement (as defined below).

WHEREAS, the Fund and the Administrator entered into an Administration Agreement dated as of June 1, 1995 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Administrator and the Fund desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Amendments.

(a)          Section 5 (ADMINISTRATION SERVICES) of the Agreement is hereby amended as follows:

(i)           Paragraph d. is hereby deleted in its entirety and replaced with the following:

“Prepare for review and approval by officers of the Fund financial information for the Fund’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;”

(ii)          Paragraph i. is hereby deleted in its entirety and replaced with the following: “Reserved;”

(iii)         Paragraph 1. is hereby deleted in its entirety and replaced with the following:

“Perform Blue Sky services pursuant to the specific instructions of the Fund as detailed in Schedule C hereto; and” ·

(iv)        By deleting the “and” at the end of paragraph k. and inserting the following new paragraphs immediately after paragraph 1.:

“Fund Administration Tax Services

m.	Compute tax basis provisions for both excise and income tax purposes;

n.	Prepare the Fund’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s
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independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

o.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

p.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations; and

q.	Review annual minimum distribution calculations (income and capital gain) prior to their declaration or such other frequency as mutually agreed upon between the Administrator and the Fund.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

The Administrator shall perform such other services for the Fund that are mutually agreed to by the parties from time to time, for which the Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the te1ms and conditions of this Agreement.”

(b)          Section 12 (TERM, TERMINATION AND AMENDMENT) of the Agreement 1s hereby deleted in its entirety and replaced with the following:

“12.        EFFECTIVE PERIOD, TERMINATION AND AMENDMENT

This Agreement shall remain in full force and effect for an initial term ending September 1, 2014 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than one hundred eighty (180) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Fund or an Investment Fund, the Fund shall pay the Administrator its compensation due and shall reimburse the Administrator for its costs, expenses and disbursements.

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Termination of this Agreement with respect to the Fund or any one particular Investment Fund shall in no way affect the rights and duties under this Agreement with respect to the Fund or any other Investment Fund.

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.”

(d)          The Agreement is hereby amended by inserting the following new section as Section 21:

“21.         DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.”

2.              Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	The Fund hereby confirms that Schedule A to the Agreement is true, correct and complete in all respects as of the date hereof.

(c)	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the patties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

THE LAZARD FUNDS, INC.

By:	/s/ Stephen St. Clair

Name:	Stephen St. Clair

Title:	Treasurer
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ADMINISTRATION AGREEMENT

SCHEDULEC

Notice Filing with State Securities Administrators

At the specific direction of the Fund, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to the Administrator by the Fund.

The Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.       Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.       Filing of Fund’s renewals and amendments as required;

3.       Filing of amendments to the Fund’s registration statement where required;

4.       Filing Fund sales reports where required;

5.       Payment at the expense of the Fund of all Fund Notice Filing fees;

6.       Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.       Filing of annual reports and proxy statements where required; and

8.       The performance of such additional services as the Administrator and the Fund may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Fund or its legal counsel.

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If the Fund has elected to deliver Fund share sales information to the Administrator via broker-dealer feeds, the Administrator’s processing of any such feeds is subject to the supervision and approval of the Fund and the following shall apply.

1.     Activation of any broker-dealer feeds, including transfer agent codes or broker codes, will commence as soon as practical after written instructions are received from the Fund. The Administrator will assume all sales from such feeds are Blue Sky reportable.

2.     The Administrator will accept and pay Blue Sky fees based on all active and live direct broker-dealer feeds, as instructed by the Fund in writing.

3.     The originating entity, and not the Administrator, is responsible for the accuracy of all broker-dealer feed information. Without limiting the generality of the foregoing, the Administrator will not be responsible for (i) reconciling any direct broker-dealer feeds with the Fund’s accounting records, (ii) ensuring that omnibus suppressions are effected, (iii) the accuracy of any files transmitted from the transfer agent or broker-dealer systems or (iv) errors or omissions in sales data. The Administrator will not alter or otherwise manipulate or change the contents of any transfer agent or broker-dealer files routed to the Administrator.

4.     The Fund will be responsible for ensuring that any direct broker-dealer feeds are deactivated from the main omnibus feed at the Fund’s transfer agent as appropriate. The Fund acknowledges that all dropped and dead transfer agent or broker-dealer feeds will automatically be deactivated.

In connection with the services described herein, the Fund shall issue in favor the Administrator a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit A attached hereto.

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EXHIBIT A

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of __________ that THE LAZARD FUNDS, INC. (the “Fund”) makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

i. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Furids in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any fmmat accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, cmisents, including consents to service of process, repmts, including without limitation, all periodic repo1is, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.

2.        TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic- payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.        AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such tennination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

THE LAZARD FUNDS, INC.

By: ______________________

Name: ___________________

Title: ____________________

Subscribed and sworn to before me

this _______ day of _______________________20___

______________________________

Notary Public

State of __________________

In and for the County of ___________________

My Commission expires_____________________

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